Exhibit 15.1

May 6, 2005

To the Board of Directors and Shareholders
Fleetwood Enterprises, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Fleetwood Enterprises, Inc. for the registration of 79,000 shares of its common stock of our reports dated August 24, 2004, November 29, 2004 and February 25, 2005, relating to the unaudited condensed consolidated interim financial statements of Fleetwood Enterprises, Inc. that are included in its Forms 10-Q for the quarters ended July 25, 2004, October 24, 2004 and January 23, 2005.

/s/ Ernst & Young LLP